Exhibit 99.1

August 2, 2021	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance

TULSA, Okla. - August 2, 2021 - ONE Gas, Inc. (NYSE: OGS) today announced its second quarter 2021 financial results and reaffirmed its 2021 financial guidance.

SECOND QUARTER 2021 FINANCIAL RESULTS & HIGHLIGHTS

•Second quarter 2021 net income was $30.1 million, or $0.56 per diluted share, compared with $25.3 million, or $0.48 per diluted share, in the second quarter 2020;
•Year to date 2021 net income was $125.7 million, or $2.35 per diluted share, compared with $117.0 million, or $2.20 per diluted share, in the same period last year;
•Actual heating degree days across the company's service areas were 751 in the second quarter 2021, 18% colder than normal and 3% warmer than the same period last year;
•In June 2021, the company increased the size of its commercial paper program in an aggregate principal amount not to exceed $1.0 billion outstanding at any time from $700 million;
•On July 30, 2021, each of the company's three divisions made a filing with its respective regulatory commission seeking authorization of Winter Storm Uri costs to be recovered through securitization; and
•A quarterly dividend of $0.58 per share, or $2.32 per share on an annualized basis, was declared on July 19, 2021, payable on Sept. 1, 2021, to shareholders of record at the close of business on Aug. 13, 2021.

"Our strong second quarter results can be attributed to the focus and commitment of employees across our company as we continue to execute on our strategy," said Robert S. McAnnally, president and chief executive officer. "We remain committed to our proven strategy of modernizing our infrastructure and providing our growing customer base with reliable natural gas service."

SECOND QUARTER 2021 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $51.1 million in the second quarter 2021, compared with $44.6 million in the second quarter 2020.
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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

Net margin, a non-GAAP financial measure comprised of total revenues less cost of natural gas, increased $11.1 million compared with second quarter 2020, which primarily reflects:

•A $6.4 million increase from new rates, primarily in Texas and Oklahoma;
•A $2.3 million increase attributed primarily to net residential customer growth in Oklahoma and Texas; and
•A $0.9 million increase in transportation volumes, primarily in Kansas and Oklahoma.

Second quarter 2021 operating costs were $120.0 million, compared with $118.8 million in the second quarter 2020, which primarily reflects:

•A $1.7 million increase in outside services costs;
•A $1.2 million increase in employee-related costs; and
•A $1.0 million increase in ad valorem taxes; offset partially by
•A $2.7 million decrease in bad-debt expense; and
•A $1.0 million decrease in expenses related to the company's response to the COVID-19 pandemic.

Depreciation and amortization expense for the second quarter 2021 was $50.8 million, compared with $47.4 million in the second quarter 2020, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the second quarter 2021, other income (expense), net, decreased $1.9 million compared with the same period last year, due primarily to a $2.1 million reduction in income resulting from the change in the value of investments associated with nonqualified employee benefit plans.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess accumulated deferred income taxes (EDIT) of $2.6 million and $2.5 million for the three-month periods ended June 30, 2021 and 2020, respectively.

Capital expenditures and asset removal costs were $129.4 million for the second quarter 2021 compared with $130.6 million in the same period last year. The decrease was due primarily to differences in the timing of capital projects between the two periods.

YEAR TO DATE 2021 FINANCIAL PERFORMANCE

Operating income for the six-month 2021 period was $181.4 million, compared with $177.8 million for the same period last year.

Net margin increased $20.2 million compared with the same period last year, which primarily reflects:

•A $15.5 million increase from new rates, primarily in Texas and Oklahoma;
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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

•A $4.6 million increase attributed primarily to net residential customer growth in Oklahoma and Texas;
•A $1.8 million increase in rider and surcharge recoveries due to a higher ad-valorem surcharge in Kansas, which is offset with higher regulatory amortization expense; and
•A $1.3 million increase in transportation volumes, primarily in Kansas and Oklahoma; offset partially by
•A $3.2 million decrease due to the reduction in net margin associated with the impact of weather normalization, net of increased sales volumes, primarily in Texas and Kansas.

Operating costs for the six-month 2021 period were $248.6 million, compared with $240.2 million for the same period last year, which primarily reflects:

•A $4.6 million increase in employee-related costs;
•A $3.3 million increase in outside services costs; and
•A $2.0 million increase in ad valorem taxes; offset partially by
•A $2.1 million decrease in bad-debt expense.

Depreciation and amortization expense for the six-month 2021 period was $103.1 million, compared with $94.9 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the six-month 2021 period, other income (expense), net, increased $3.4 million compared with the same period last year, due primarily to a $2.8 million increase in income resulting from the change in the value of investments associated with nonqualified employee benefit plans.

Income tax expense includes a credit for amortization of EDIT of $10.7 million and $9.4 million for the six-month periods ended June 30, 2021, and 2020, respectively.

Capital expenditures and asset removal costs were $238.4 million for the six-month 2021 period compared with $254.0 million in the same period last year. The decrease was due primarily to the timing of capital projects in the first quarter 2021 being negatively impacted by Winter Storm Uri.

REGULATORY ACTIVITIES UPDATE

Winter Storm Uri

In the three states where we operate, legislation was approved permitting utilities to pursue securitization to finance extraordinary expenses, such as fuel costs incurred during extreme weather events. The company is seeking approval from regulators to utilize the securitization legislation in each state to repay or refinance the debt that was incurred to finance the extraordinary costs associated with Winter Storm Uri.

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

On July 30, 2021, Oklahoma Natural Gas filed a supplemental motion with its compliance report pursuant to the March 2, 2021 order from the Oklahoma Corporation Commission (OCC) detailing the extent of extraordinary costs incurred and all required components pursuant to the legislation for the issuance of a financing order, which includes a proposed period of 20 years over which these costs will be collected from customers. The OCC has 180 days from the filing of this supplemental motion to consider the issuance of a financing order. If the OCC approves the financing order, the Oklahoma Development Finance Authority has 24 months to complete the process to issue the securitized bonds. At June 30, 2021, Oklahoma Natural Gas has deferred approximately $1.3 billion in extraordinary costs attributable to Winter Storm Uri.

On July 30, 2021, Kansas Gas Service submitted a compliance report to the Kansas Corporation Commission (KCC), which includes a proposal to issue securitized bonds and collect the extraordinary costs resulting from Winter Storm Uri over a period of either 5, 7 or 10 years. A procedural schedule will be developed to determine the timeline for evaluating this compliance report. If the KCC approves the proposed financing plan, then Kansas Gas Service will file an application, in a separate proceeding, requesting a financing order for the issuance of securitized utility tariff bonds. The KCC will have 180 days from the date of the filing requesting a financing order to consider Kansas Gas Service's application. If the KCC approves the financing order, Kansas Gas Service can begin the process to issue the securitized bonds. At June 30, 2021, Kansas Gas Service has deferred approximately $383 million in extraordinary costs associated with Winter Storm Uri.

Pursuant to securitization financing legislation and a June 17, 2021, Railroad Commission of Texas (RRC) Notice to Gas Utilities, Texas Gas Service submitted an application to the RRC on July 30, 2021, for an order authorizing the amount of extraordinary costs for recovery and other such specifications necessary for the issuance of securitized bonds. The RRC will have 150 days from the date of the filing to consider the application and an additional 90 days to issue a single financing order for Texas Gas Service and any other natural gas utilities in Texas participating in the securitization process, which will include a determination of the period over which the costs will be collected from customers. Upon issuance of a financing order, the Texas Public Financing Authority will begin the process to issue the securitized bonds. At June 30, 2021, Texas Gas Service has deferred approximately $286 million in extraordinary costs associated with Winter Storm Uri.

Oklahoma

In May 2021, Oklahoma Natural Gas filed a general rate case seeking a revenue increase of $28.7 million. The revenue requirement is based on a requested return on equity (ROE) of 9.95% applied to a rate base of over $1.7 billion. This filing also requests the continuation, with certain modifications, of the performance-based rate change plan that was established in 2009, based on an allowed ROE range of 9.45% to 10.45% with a 9.95% midpoint. The case also includes a request to spend $10 million per year on renewable natural gas as part of its gas supply portfolio, the cost of which would be recovered through its purchased-gas cost mechanism, as well as $10 million of annual renewable natural gas capital expenditures that would be included in rate base. A hearing is scheduled for Oct. 28, 2021, and, by rule, the OCC has 180 days from the filing date to issue an order.

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

In May 2021, a bill amending the Oklahoma state income tax code was signed into law that reduced the state income tax rate to 4% from 6% beginning Jan. 1, 2022. As a result of the enactment of this legislation, the company remeasured its accumulated deferred income taxes (ADIT). As a regulated entity, the reduction in ADIT of $29.3 million was recorded as an EDIT regulatory liability. The impact of the change in the state income tax rate on Oklahoma Natural Gas' rates, as well as the timing and amount of the impact on the annual crediting mechanism for the EDIT regulatory liability, will be addressed during the processing of the current general rate case application filed in May 2021.

Kansas

In November 2018, Kansas Gas Service submitted an application to the KCC requesting approval of its contract to operate and maintain the natural gas distribution system at Fort Riley, a United States Army installation. The KCC approved the company's application in May 2019. The transition period ended in June 2021, after which Kansas Gas Service assumed operation of the system.

Texas

Central-Gulf Service Area

In February 2021, Texas Gas Service made Gas Reliability Infrastructure Program (GRIP) filings for all customers in the Central-Gulf service area, requesting an increase of $10.7 million to be effective in June 2021. All municipalities, and the RRC, approved the new rates or allowed them to take effect with no action.

West Texas Service Area

In March 2021, Texas Gas Service made GRIP filings for all customers in the West Texas service area, requesting an increase of $9.7 million to be effective in July 2021. On June 21, 2021, the city of El Paso approved a motion which found the GRIP filing to be in compliance with the GRIP statute. The city then denied the requested increase and assessed fees associated with its review of the filing. On July 2, 2021, Texas Gas Service appealed the city's action to the RRC. The RRC has up to 105 days from the date of the appeal to act. All other municipalities, and the RRC, approved the new rates or allowed them to take effect with no action.

Other Texas Service Areas

In April 2021, Texas Gas Service filed annual Cost-of-Service Adjustments (COSA), for the incorporated areas of the Rio Grande Valley service area and the North Texas service area. In July 2021, the cities in the Rio Grande Valley and North Texas service areas agreed to increases of $3.5 million and $1.4 million, respectively. New rates will become effective in August 2021.

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

2021 FINANCIAL GUIDANCE

ONE Gas reaffirmed its financial guidance issued on Jan. 19, 2021, with 2021 net income expected to be in the range of $198 million to $210 million, or $3.68 to $3.92 per diluted share. Capital expenditures, including asset removal costs, are expected to be approximately $540 million for 2021.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, Aug. 3, 2021, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-458-4121, passcode 5310073, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, passcode 5310073.

NON-GAAP INFORMATION

ONE Gas has disclosed net margin in this news release, which is considered a non-GAAP financial metric used to measure the company's financial performance. Net margin is comprised of total revenues less cost of natural gas. Cost of natural gas includes commodity purchases, fuel, storage, transportation and other gas purchase costs recovered through our cost of natural gas regulatory mechanisms and does not include an allocation of general operating costs or depreciation and amortization. In addition, these regulatory mechanisms provide a method of recovering natural gas costs on an ongoing basis without a profit. Therefore, although our revenues will fluctuate with the cost of natural gas that we pass through to our customers, net margin is not affected by fluctuations in the cost of natural gas. Accordingly, we routinely use net margin in the analysis of our financial performance. We believe that net margin provides investors a more relevant and useful measure to analyze our financial performance as a 100% regulated natural gas utility than total revenues because the change in the cost of natural gas from period to period does not impact our operating income. A reconciliation of net margin to the most directly comparable GAAP measure is included as a table at the end of the earnings tables accompanying this release.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs (including operating costs and increased commodity costs related to Winter Storm Uri), income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Kansas, Oklahoma, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•regulations in local jurisdictions in which we operate authorizing utilities to record in a regulatory asset account or comparable account the expenses associated with Winter Storm Uri, including but not limited to gas costs, other costs related to the procurement and transportation of gas supply and the associated financing costs;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis, such as the outbreak of COVID-19, including the impact to our operations, customers, contractors, vendors and employees, the effectiveness of vaccine campaigns (including the COVID-19 vaccine campaign) on our workforce and customers and the effect of other measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address the pandemic or other health crises, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•conservation and energy efficiency efforts of our customers;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of storms, including Winter Storm Uri in the territories in which we operate, and climate change, and the related effects on supply, demand and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either
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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to borrow funds, if needed, to meet our liquidity needs including raising the funds on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers, including those related to Winter Storm Uri and any related financing required to support our purchase of natural gas supply, including the securitized financings currently contemplated in each of our jurisdictions;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and conditions in these areas’ housing markets;
•acts of nature and the potential effects of threatened or actual terrorism and war;
•cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;
•changes in accounting standards;
•changes in corporate governance standards;
•discovery of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures, the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, increases in funding requirements for, our defined benefit plans; and
•the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All
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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2021	2020	2021	2020
	(Thousands of dollars, except per share amounts)

Total revenues	$315,646	$273,287	$940,939	$801,455

Cost of natural gas	93,701	62,510	407,770	288,649

Operating expenses
Operations and maintenance	103,534	103,517	214,420	208,356
Depreciation and amortization	50,872	47,387	103,138	94,900
General taxes	16,437	15,265	34,164	31,738
Total operating expenses	170,843	166,169	351,722	334,994
Operating income	51,102	44,608	181,447	177,812
Other income (expense), net	451	2,394	46	(3,394)
Interest expense, net	(14,996)	(15,843)	(30,436)	(31,536)
Income before income taxes	36,557	31,159	151,057	142,882
Income taxes	(6,464)	(5,834)	(25,389)	(25,880)
Net income	$30,093	$25,325	$125,668	$117,002

Earnings per share
Basic	$0.56	$0.48	$2.35	$2.21
Diluted	$0.56	$0.48	$2.35	$2.20

Average shares (thousands)
Basic	53,466	53,053	53,419	53,030
Diluted	53,548	53,264	53,531	53,266
Dividends declared per share of stock	$0.58	$0.54	$1.16	$1.08

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2021	2020
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$7,023,340	$6,838,603
Accumulated depreciation and amortization	2,033,996	1,971,546
Net property, plant and equipment	4,989,344	4,867,057
Current assets
Cash and cash equivalents	209,070	7,993
Accounts receivable, net	160,647	292,985
Materials and supplies	52,075	52,766
Natural gas in storage	85,748	93,946
Regulatory assets	50,752	56,773
Other current assets	45,419	35,406
Total current assets	603,711	539,869
Goodwill and other assets
Regulatory assets	2,330,719	366,956
Goodwill	157,953	157,953
Other assets	101,922	96,877
Total goodwill and other assets	2,590,594	621,786
Total assets	$8,183,649	$6,028,712

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2021	2020
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 53,499,237 shares at June 30, 2021; issued and outstanding 53,166,733 shares at December 31, 2020	$535	$532
Paid-in capital	1,776,911	1,756,921
Retained earnings	546,998	483,635
Accumulated other comprehensive loss	(7,178)	(7,777)
Total equity	2,317,266	2,233,311
Long-term debt, excluding current maturities and net of issuance costs of $12,792 and $13,159, respectively	4,082,830	1,582,428
Total equity and long-term debt	6,400,096	3,815,739
Current liabilities
Notes payable	—	418,225
Accounts payable	158,353	152,313
Accrued interest	25,123	20,027
Accrued taxes other than income	56,090	63,800
Accrued liabilities	21,400	36,401
Regulatory liabilities	23,319	15,761
Customer deposits	56,765	68,028
Other current liabilities	28,255	22,524
Total current liabilities	369,305	797,079
Deferred credits and other liabilities
Deferred income taxes	670,672	656,806
Regulatory liabilities	558,841	547,563
Employee benefit obligations	82,122	97,637
Other deferred credits	102,613	113,888
Total deferred credits and other liabilities	1,414,248	1,415,894
Commitments and contingencies
Total liabilities and equity	$8,183,649	$6,028,712

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2021	2020
	(Thousands of dollars)
Operating activities
Net income	$125,668	117,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,138	94,900
Deferred income taxes	24,954	9,779
Share-based compensation expense	5,679	5,089
Provision for doubtful accounts	5,496	7,563
Changes in assets and liabilities:
Accounts receivable	126,842	113,564
Materials and supplies	691	1,146
Natural gas in storage	8,198	32,067
Asset removal costs	(21,375)	(19,068)
Accounts payable	13,519	(50,920)
Accrued interest	5,096	1,539
Accrued taxes other than income	(7,710)	(6,034)
Accrued liabilities	(15,001)	(8,912)
Customer deposits	(11,263)	(1,038)
Regulatory assets and liabilities - current	13,579	(19,559)
Regulatory assets and liabilities - non-current	(1,931,332)	15,777
Other assets and liabilities - current	(4,395)	(7,850)
Other assets and liabilities - noncurrent	(19,132)	(6,360)
Cash provided by (used in) operating activities	(1,577,348)	278,685
Investing activities
Capital expenditures	(217,039)	(234,943)
Other investing expenditures	(2,821)	(815)
Other investing receipts	716	740
Cash used in investing activities	(219,144)	(235,018)
Financing activities
Borrowings (repayments) on notes payable, net	(418,225)	(286,000)
Issuance of debt, net of discounts	2,498,895	297,750
Long-term debt financing costs	(35,110)	(2,885)
Issuance of common stock	18,122	3,299
Dividends paid	(61,785)	(57,090)
Tax withholdings related to net share settlements of stock compensation	(4,328)	(6,140)
Cash provided by (used in) financing activities	1,997,569	(51,066)
Change in cash and cash equivalents	201,077	(7,399)
Cash and cash equivalents at beginning of period	7,993	17,853
Cash and cash equivalents at end of period	$209,070	$10,454

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ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2021	2020	2021	2020

Financial (in millions)
Net margin	$221.9	$210.8	$533.1	$512.9
Operating costs	$120.0	$118.8	$248.6	$240.2
Depreciation and amortization	$50.8	$47.4	$103.1	$94.9
Operating income	$51.1	$44.6	$181.4	$177.8
Capital expenditures and asset removal costs	$129.4	$130.6	$238.4	$254.0

Net margin on natural gas sales	$188.9	$181.0	$457.6	$441.7
Transportation revenues	$26.3	$24.3	$62.5	$58.5
Other revenues	$6.7	$5.5	$13.0	$12.7

Volumes (Bcf)
Natural gas sales
Residential	14.8	15.6	77.8	70.9
Commercial and industrial	5.6	4.7	24.1	21.0
Other	0.4	0.3	1.5	1.3
Total sales volumes delivered	20.8	20.7	103.4	93.3
Transportation	52.5	50.9	116.8	116.3
Total volumes delivered	73.3	71.6	220.2	209.6

Average number of customers (in thousands)
Residential	2,070	2,045	2,069	2,044
Commercial and industrial	161	161	162	162
Other	3	3	3	3
Transportation	12	12	12	12
Total customers	2,246	2,221	2,246	2,221

Heating Degree Days
Actual degree days	751	775	6,351	5,489
Normal degree days	635	637	5,871	5,883
Percent colder (warmer) than normal weather	18.3%	21.7%	8.2%	(6.7)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	907	894	908	895
Actual degree days	274	289	2,319	1,925
Normal degree days	191	191	1,966	1,966
Percent colder (warmer) than normal weather	43.5%	51.3%	18.0%	(2.1)%

Kansas
Average number of customers (in thousands)	649	647	650	647
Actual degree days	415	442	2,905	2,664
Normal degree days	394	394	2,855	2,855
Percent colder (warmer) than normal weather	5.3%	12.2%	1.8%	(6.7)%

Texas
Average number of customers (in thousands)	690	680	688	679
Actual degree days	62	44	1,127	900
Normal degree days	50	52	1,050	1,062
Percent colder (warmer) than normal weather	24.0%	(15.4)%	7.3%	(15.3)%

-more-

ONE Gas Announces Second Quarter 2021 Financial Results;
Reaffirms 2021 Financial Guidance
August 2, 2021

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2021	2020	2021	2020
	(Thousands of dollars)
Total revenues	$315,646	$273,287	$940,939	$801,455
Cost of natural gas	93,701	62,510	407,770	288,649
Net margin	$221,945	$210,777	$533,169	$512,806

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